Press Release                               Source: Westside Energy Corporation

Westside Energy Announces Additional Equity Funding

Thursday November 15, 8:30 am ET

DALLAS, Nov. 15 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT
- News), an oil and gas company with operations focused on the exploration and development of natural gas in the Barnett Shale play, today reported that it completed the private placement of 2,456,140 of its common shares at a price of $2.85 per share to a total of three accredited investors. Proceeds from this offering in the approximate amount of $7 million will primarily be used for additional development activities in Hill and Johnson Counties.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The common stock was sold only to accredited investors pursuant to the exemption provided by Regulation D promulgated under the Securities Act of 1933. The shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from registration requirements.

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: http://www.westsideenergy.com.
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Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation